Exhibit 99.1

1177 West Hastings Street Suite 2300 Vancouver, BC Canada V6E 2K3	Tel: 604.683.6332 Fax: 604.408.7499 www.ithmines.com

NR16-09	December 28, 2016

International Tower Hill Mines Closes US$22 Million

Non-Brokered Private Placement

Vancouver, British Columbia, December 28, 2016 – International Tower Hill Mines Ltd. (TSX: ITH, NYSE-MKT: THM) (“ITH” or the “Company”) is pleased to announce that it is has closed the previously announced non-brokered private placement financing (the “Offering”) of 45,833,334 common shares at a price of US$0.48 per share for gross proceeds of US$22.0 million.

“It is significant to have such high quality support from Paulson & Co. Inc. as they increase their interest in the Company and to have Tocqueville Asset Management, L. P. and AngloGold Ashanti (U.S.A.) Exploration Inc. participate in this private placement to maintain their pro-rata share. With this support, the improved results of the Pre-Feasibility Study released on October 24, 2016 and the key project fundamentals of a large resource base, stable jurisdiction, and leverage to gold price, we look forward to continuing to advance the Livengood Gold Project” said Tom Irwin, CEO.

The Company intends to use the net proceeds of the private placement for full satisfaction of the final payment due in January 2017 with respect to acquisition of certain mining claims and related rights in the vicinity of the Livengood Gold Project in Alaska (the “Project”) (determined to be approximately USD $14.7 million as calculated per the purchase agreement through December 12, 2016), continuation of optimization studies to further improve and de-risk the Project, required environmental baseline studies, and for general working capital purposes.

In connection with the Offering, the Company has appointed Marcelo Kim to the ITH board of directors, where he will serve as Chairman. Mr. Kim is a Partner at Paulson & Co. Inc., where he oversees global natural resource investments. He received his BA in Economics from Yale University and currently also sits on the board of directors of Midas Gold Corporation. Commencing from the next annual general meeting of the Company’s shareholders, Paulson & Co. Inc. will have the right to nominate Mr. Kim and one other individual to stand for election to the board of directors.

Marcelo Kim, incoming Chairman for ITH said, “We are excited to continue our partnership with ITH, owner of one of the largest gold reserves in North America not owned by a major company. In addition to its low strip ratio, minimal infrastructure requirements, and excellent jurisdiction, there are a number of opportunities that could further improve the economics for the Livengood project. Going forward, we will work to optimize both the capital and operating expenses of what we believe one day will become one of North America’s most profitable gold mines.”

Steve Lang, who has served as the Board Chairman since January 2014, has been appointed as the lead independent director for the Company.

Mr. Lang said “We appreciate the strong signal of support from our major shareholders. On behalf of the entire board, we would like to welcome Mr. Kim to the board.”

International Tower Hill Mines Ltd.	- 2 -	December 28, 2016
NR16-09 Continued

All common shares issued in the Offering are subject to a hold period in Canada of four months from the closing of the Offering. All common shares issued in the United States will be subject to resale restrictions under U.S. federal and state securities laws. The common shares to be issued in the Offering have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”) or any applicable securities laws of any state of the United States and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the 1933 Act) or persons in the United States absent registration or an applicable exemption from such registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the common shares to be issued in the Offering, nor shall there be any offer or sale of the common shares to be issued in the Offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. controls a 100% interest of the Livengood Gold Project, located along the paved Elliott Highway, 70 miles north of Fairbanks, Alaska.

On behalf of

International Tower Hill Mines Ltd.

(signed) Thomas E. Irwin

Chief Executive Officer

Contact Information:	Richard Solie, Jr., Manager - Investor Relations
E-mail: rsolie@ithmines.com
Direct line: 907-328-2825 / Toll-Free: 1-855-428-2825

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein, including statements with respect to the proposed use of the proceeds of the Offering by the Company, the ability of the Company to carry out and complete optimization studies with respect to the Livengood Gold Project, the ability of the Company to advance the Livengood Gold Project, the potential development of any mine at Livengood, business and financing plans and business trends are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate, proposed, planned, potential and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward-looking statements as a result of various factors, including, but not limited to, risks associated with the outcome of the expected remedial de-listing review by the TSX, the use of proceeds from the Offering, the potential inability of the Company to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s annual report on Form 10-K and other reports filed with the United States Securities and Exchange Commission (the “SEC”), and certain securities commissions in Canada and other information released by the Company and filed with the appropriate regulatory agencies. All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the latest technical report filed with respect to the Company’s Livengood Gold Project.

This news release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States or Canada.